Exhibit 10.18

EMPLOYEE

CONFIDENTIALITY

AND ASSIGNMENT OF INVENTIONS

AGREEMENT

THIS AGREEMENT, effective as of Jan 7, 2020 , is between Bright Health Management, Inc. (together with any of its direct or indirect parent or subsidiary entities, the “Company”) and (Please Print your name) Cathy R Smith (the “Employee”), an employee of Bright Health Management, Inc.

A.           The Company is in the business of developing and commercializing health insurance products and services.

B.            The Company has expended considerable time, effort and resources in the development of its trade secrets and certain confidential information, which must be maintained as confidential in order to ensure the success of the Company’s business.

C.            The Company has expended considerable funds, time, effort and resources in the recruiting and training its highly trained workforce, which must also be maintained in order to ensure the success of the Company’s business.

D.           By virtue of the Employee’s employment with the Company, the Employee will be entrusted by the Company with its valuable assets, will be performing services in a confidential capacity and will be acquiring knowledge about the Company’s valuable trade secrets and confidential information.

E.            The Company desires reasonable protection of its confidential business and technical information, its trade secrets, and its highly trained workforce and Employee recognizes the importance of protecting these Company assets.

F.            The Company requires the Employee to agree and the Employee hereby does agree, in exchange for the promise of at-will employment with the Company, to reasonable restrictions on the Employee’s activities during and for a reasonable period of time after the Employee’s termination of employment, for the purpose of ensuring the preservation and protection of the Company’s assets, including its intellectual property, proprietary information, trade secrets, physical assets, and its highly trained workforce.

The Company and the Employee, each intending to be legally bound, agree as follows:

1.             Confidential Information.

(a)           “Confidential Information,” as used in this Section 1, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary, including, but not limited to Protected Health Information (“PHI”) as defined by the Health Insurance Portability and Accountability Act (HIPAA). Any information that the Employee reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether the Employee or others originated it and regardless of how the Employee obtained it). Except as specifically authorized by an authorized officer of the Company or by written Company policies, the Employee will not, either during or after the term of this Agreement, use or disclose Confidential Information to any person who is not an employee of the Company, except as is necessary to perform his or her duties under this Agreement and consistent with the obligations of the Company under HIPAA. The Employee agrees that all Confidential Information will remain the sole property of the Company. The Employee also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

(b)          Former Employer Confidential Information. The Employee agrees that the Employee will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former employer of the Employee or other person or entity with which the Employee has an agreement or duty to keep in confidence information acquired by the Employee, if any. The Employee also agrees that the Employee will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)           Third Party Confidential Information. The Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee agrees that, during the term of this Agreement and thereafter, the Employee owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out the services for the Company consistent with the Company’s agreement with such third party.

(d)          Return of Materials. Upon termination of this Agreement, the Employee will promptly deliver to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information or any Invention.

(e)           Acknowledgement. By signing below, the Employee acknowledges that the Employee understands the obligation of the Employee to preserve the confidentiality of all Confidential Information, including treating PHI as required by HIPAA.

2.             Inventions.

(a)           “Inventions,” as used in this Section 2, means any inventions, discoveries, improvements and ideas (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Employee makes, authors, or conceives (either alone or with others) and that both: (a) result from any work the Employee performs for the Company; and (b) relate in any way to the Company’s businesses, products or services, past, present, anticipated or under development.

(b)           Ownership of Inventions. The Employee agrees that all Inventions made by the Employee during or within six months after the term of this Agreement will be the Company’s sole and exclusive property. The Employee will assign (and the Employee hereby assigns) to the Company all of the Employee’s rights to the Invention, any applications the Employee makes for patents or copyrights in any country, and any patents or copyrights granted to the Employee in any country. The Employee represents that, except as previously disclosed to the Company in writing, as of the date of this Agreement, the Employee does not have any rights under, and will not make any claim against the Company with respect to, any inventions, discoveries, improvements, ideas or works of authorship which would be Inventions if made, conceived, authored or acquired by the Employee during the term of this Agreement.

(c)           Notice to Employee. The requirements of Section 2(b) do not apply to any Invention (i) for which no equipment, supplies, facility or trade secret information of the Company was used, (ii) which was developed entirely on the Employee’s own time, (iii) which does not relate directly to the Company’s businesses or to the Company’s actual or demonstrably anticipated research or development, and (ii) which does not result from any work the Employee performed for the Company.

(d)          Works Made for Hire. To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company.

3.             Miscellaneous.

(a)           Survival. The obligations of Sections 1 and 2 will survive the expiration or termination of this Agreement.

(b)           Exit Interview. Upon termination of employment with the Company, the Employee agrees to participate in an exit interview with representatives of the Company to discuss the Employee’s continuing obligations under this Agreement.

(c)           Employment At-Will. Nothing in this Agreement is intended to establish any minimum period of the Employee’s continuing employment, and such employment continues to be on an “at-will” basis. The Employee acknowledges that his or her employment with the Company is terminable at will at any time by either party for any reason not prohibited by law.

(d)          No Adequate Remedy. The Employee understands that if the Employee fails to fulfill the Employee’s obligations under Sections 1 or 2 of this Agreement the damages to the Company would be very difficult to determine. Therefore, in addition to any other rights or remedies available to the Company at law, in equity, or by statute, the Employee hereby consents to the specific enforcement of Sections 1 and 2 of this Agreement by the Company through an injunction or restraining order issued by an appropriate court, without the requirement of posting a bond in connection therewith.

(e)           Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company’s successors and assigns, (all of which are included in the term the “Company” as it is used in this Agreement); provided, however, that the Company may assign this Agreement only (i) to its affiliates or (ii) in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets, stock or business.

(f)           Modification. This Agreement may be modified or amended only by a written statement signed by both the Company and the Employee.

(g)          Governing Law. This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the State of Minnesota (without regard to the conflict of laws principles of any jurisdiction). Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and both the Company and the Employee hereby consent to the exclusive jurisdiction of that court for this purpose.

(h)          Construction. Wherever possible, each provision of this Agreement will be interpreted or construed (as applicable) so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(i)           Waivers. No failure or delay by either the Company or the Employee in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or the Employee of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(j)           Captions. The headings in this Agreement are for convenience only and do not affect this Agreement’s interpretation.

(k)          Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement, including without limitation any policy or personnel manuals of the Company.

(l)           Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be (i) hand delivered or sent by registered or certified first class mail, postage prepaid, and will be effective upon delivery if hand delivered, or three (3) days after mailing if mailed to the address stated at the beginning of this Agreement or (ii) delivered electronically to the email addresses set forth on the signature pages hereto, and will be effective upon delivery. These addresses and email addresses may be changed at any time by like notice.

(m)         Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document. Execution and delivery of this Agreement by facsimile and/or .pdf transmission by electronic mail will be legal, valid and binding execution and delivery for all purposes.

IN WITNESS WHEREOF, the Company and the Employee have executed this Confidentiality and Assignment of Inventions Agreement as of the date first written above.

EMPLOYEE	BRIGHT HEALTH MANAGEMENT, INC.

/s/ Cathy R Smith
Cathy R Smith (Jan 7, 2020)	By:	/s/ Brian Beutner
	Name:	Brian Beutner
	Title:	Corporate Secretary

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